Exhibit 99.1

Neuronetics Reports Fourth Quarter and Full Year 2020 Financial and Operating Results

MALVERN, PA., March 02, 2021– Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the fourth quarter and full year of 2020.

Fourth Quarter 2020 Highlights

•	Fourth quarter 2020 revenue of $15.6 million, compared to $17.4 million in fourth quarter 2019, primarily due to the impact of the COVID-19 pandemic
•	Fourth quarter 2020 revenue increased $3.1 million, or 25%, compared to third quarter 2020
•	Fourth quarter 2020 U.S. treatment session revenue of $11.0 million, compared to $11.2 million in fourth quarter 2019
•	Fourth quarter 2020 U.S. NeuroStar® Advanced Therapy revenue of $3.6 million, compared to $5.4 million in fourth quarter 2019

Full Year 2020 Highlights

•	Full year 2020 revenue of $49.2 million
•	Full year 2020 U.S. treatment session revenue of $34.9 million
•	Full year 2020 U.S. NeuroStar Advanced Therapy revenue of $11.1 million

Recent Operational Highlights

•	Added 18 new Business Development Managers and 10 new NeuroStar Practice Consultants as part of our sales organization optimization initiative
•	Received FDA clearance for three-minute TouchStar® treatment protocol with our NeuroStar® Advanced Therapy System
•	Completed an offering of 5,566,000 shares of our common stock raising approximately $80.6 million in net cash in February 2021
•	Amended our credit facility with Solar Capital Partners to reset revenue covenant requirements and to divide our $15.0 million Tranche B loan into three separate $5.0 million tranches

•	Pro forma cash of approximately $130 million at the end of 2020 including the debt refinancing and equity refinancing

“The fourth quarter was a strong finish to the year as we continued to see increased demand for NeuroStar Advanced Therapy systems as well as a rebound in the volume of patients undergoing treatment despite the continued uncertainty related to COVID-19,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “We have done tremendous work in recent quarters to optimize our organization and build out a patient-focused commercial strategy. Looking ahead, we have a massive opportunity in front of us, and we will work diligently to bring the benefits of NeuroStar Advanced Therapy to all of the patients suffering from drug-resistant depression and other psychiatric disorders.”

Fourth Quarter 2020 Financial and Operating Results

	Revenues by Geography
	Three Months ended December 31,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$15,046	$17,030	-12%
International	533	326	63%
Total revenues	$15,579	$17,356	-10%

Total revenue for the fourth quarter of 2020 was $15.6 million, a decrease of 10% over fourth quarter 2019 revenue of $17.4 million, primarily due to the impact of the COVID-19 pandemic and related governmental responses. During the quarter, total U.S. revenue declined by 12% and international revenue increased by 63% over the prior year quarter. Total revenue increased $3.1 million, or 25%, over the third quarter of 2020.

	United States Revenues by Product Category
	Three Months ended December 31,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,620	$5,413	-33%
Treatment sessions	11,029	11,243	-2%
Other	397	374	6%
Total United States revenues	$15,046	$17,030	-12%

	United States NeuroStar Advanced Therapy System Revenues by Type
	Three Months ended December 31,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Capital	$3,445	$4,959	-31%
Operating lease	79	176	-55%
Other	96	278	-65%
Total U.S. NeuroStar Advanced Therapy System revenues	$3,620	$5,413	-33%

U.S. NeuroStar Advanced Therapy System revenue for the fourth quarter of 2020 was $3.6 million, a decrease of 33% over fourth quarter 2019 revenue of $5.4 million. The decrease was primarily driven by a lower number of NeuroStar systems sold in the quarter as many prospective customers had limited access to their offices in response to the COVID-19 pandemic. In the quarter, the Company sold 54 systems, down from 78 systems in the fourth quarter of 2019. U.S. NeuroStar Advanced Therapy System revenue increased by $1.1 million, or 42%, over the third quarter of 2020.

As of December 31, 2020, the number of active sites was 916, up from 870 as of December 31, 2019.

U.S. treatment session revenue for the fourth quarter of 2020 was $11.0 million, a decrease of 2% over revenue from the fourth quarter of 2019 of $11.2 million. The decrease was primarily driven by a reduction in per click treatment session volume because of COVID-19.

In the fourth quarter, U.S. treatment session revenue per active site was $12,133 as compared to $13,497 during the fourth quarter of 2019.

Gross margin for the fourth quarter of 2020 was 75.8%, consistent with the fourth quarter of 2019 gross margin of 75.7%.

Operating expenses during the fourth quarter of 2020 were $14.5 million, a decrease of $5.6 million compared to $20.1 million in the fourth quarter of 2019. The decrease was primarily driven by our decrease in personnel costs related to our reduction in force undertaken in fiscal year 2020, as well as lower sales and marketing expenses driven by the impact of the COVID-19 pandemic.

Net loss for the fourth quarter of 2020 was $(3.7) million, or $(0.19) per share, as compared to fourth quarter 2019 net loss of $(7.6) million, or $(0.41) per share. Net loss per share was based on 19,014,994 and 18,626,829 weighted-average common shares outstanding for the fourth quarters of 2020 and 2019, respectively.

EBITDA for the fourth quarter of 2020 was $(2.4) million as compared to the fourth quarter of 2019 EBITDA of $(6.3) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $49.0 million as of December 31, 2020. This compares to cash and cash equivalents of $50.7 million as of September 30, 2020 and $75.7 million as of December 31, 2019.

Full Year Financial and Operating Results

	Revenues by Geography
	Year ended December 31,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$47,519	$60,760	-22%
International	1,725	1,896	-9%
Total revenues	$49,244	$62,656	-21%

Total revenues decreased by $13.4 million, or 21%, from $62.7 million for the year ended December 31, 2019 to $49.2 million for the year ended December 31, 2020, primarily due to the impact of the COVID-19 pandemic and related governmental responses. During the year, total U.S. revenue declined by 22% and international revenue declined by 9% over the prior year.

	United States Revenues by Product Category
	Year ended December 31,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$11,094	$18,007	-38%
Treatment sessions	34,852	41,120	-15%
Other	1,573	1,633	-4%
Total United States revenues	$47,519	$60,760	-22%

	United States NeuroStar Advanced Therapy System Revenues by Type
	Year ended December 31,
	2020	2019
	Amount
	(in thousands, except percentages)
NeuroStar Capital	$10,518	$16,196	-35%
Operating lease	437	730	-40%
Other	139	1,081	-87%
Total U.S. NeuroStar Advanced Therapy System revenues	$11,094	$18,007	-38%

U.S. NeuroStar Advanced Therapy System revenue decreased by $6.9 million, or 38%, in the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily driven by a lower number of NeuroStar systems sold during the year as many prospective customers had limited access to their offices in response to the COVID-19 pandemic.

U.S. treatment session revenues decreased by 15% from $41.1 million for the year end December 31, 2019 to $34.9 million for the year ended December 31, 2020. The decrease was primarily driven by a reduction in per click treatment session volume during the quarter as a result of COVID-19.

Gross margin for the full year 2020 was 76.5% compared to the full year 2019 gross margin of 75.4%.  The slight increase in gross margin was the result of a higher mix of treatment session revenue.

Operating expenses during the full year 2020 were $60.0 million, a decrease of $14.2 million, or 19%, compared to $74.2 million in the full year 2019. The decrease was primarily driven by the April reduction in workforce, a reduction in sales and marketing expense due to the impact of the COVID-19 pandemic, as well as lower research and development costs.

Net loss for the full year 2020 was $(27.5) million, or $(1.46) per share, as compared to full year 2019 net loss of $(29.0) million, or $(1.58) per share.  Net loss per share was based on 18,834,534 and 18,379,750 weighted-average common shares outstanding for the years ended 2020 and 2019, respectively. There were 19,114,132 shares outstanding as of December 31, 2020.

EBITDA for the full year 2020 was $(22.0) million as compared to the full year 2019 EBITDA of $(24.3) million. The increase in EBITDA compared to the full year of 2019 is primarily due to the decrease in net loss for the same period.  See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Amendment of Solar Capital Credit Facility

On December 8, 2020 we amended our term loan agreement with our current lenders and investment affiliates managed by Solar Capital Partners, LLC (“Solar”). The amendment includes the resetting of certain revenue covenants, and the dividing of the second tranche of the term loan (“Term B Loan”), originally $15.0 million, into three separate $5.0 million tranches.

FDA Clearance for Three-Minute TouchStar Treatment Protocol

On November 23, 2020, the U.S. Food and Drug Administration (“FDA”) granted clearance for our TouchStar treatment, a three-minute intermittent theta burst (iTBS) protocol with our NeuroStar Advanced Therapy System, administered with patented Contact Sensing technology.

The new protocol arms physicians with the ability to now offer a third FDA-cleared treatment protocol with NeuroStar Advanced Therapy – a non-drug, non-invasive transcranial magnetic stimulation (“TMS”) treatment for Major Depressive Disorder (“MDD”) that uses magnetic pulses to stimulate areas of the brain that are underactive in depression. The three-minute TouchStar protocol allows clinicians to further customize treatments to best suit patient needs while increasing utilization of the NeuroStar Advanced Therapy System and expanding its benefits to more patients.

Common Stock Offering

On February 2, 2021, the Company closed an underwritten public offering of 5,566,000 shares of its common stock, including the exercise in full by the underwriters of their option to purchase up to an additional 726,000 shares of common stock, at a public offering price of $15.50 per share. Net proceeds from the offering were approximately $80.6 million.

Business Outlook

For the full year 2021, the Company expects to report total worldwide revenue between $58 million and $62 million.

For the full year 2021, the Company expects operating expenses to be between $62 million and $66 million.

For the first quarter of 2021, the Company expects to report total worldwide revenue of between $11 million and $12 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on March 2, 2021 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone, please dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 2124449, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company's website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed,

MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2021, including with respect to revenue, operating expense, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Gina Kent

Vault Communications

610-455-2763

gkent@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$15,579	$17,356	$49,244	$62,656
Cost of revenues	3,763	4,219	11,554	15,389
Gross Profit	11,816	13,137	37,690	47,267
Operating expenses:
Sales and marketing	7,635	11,516	32,562	42,993
General and administrative	4,729	4,312	18,236	17,457
Research and development	2,112	4,248	9,201	13,747
Total operating expenses	14,476	20,076	59,999	74,197
Loss from Operations	(2,660)	(6,939)	(22,309)	(26,930)
Other (income) expense:
Interest expense	1,011	905	4,522	3,685
Loss on extinguishment of debt	-	-	924	-
Other expense (income), net	(14)	(290)	(302)	(1,571)
Net Loss	$(3,657)	$(7,554)	$(27,453)	$(29,044)
Net loss per share of common stock outstanding, basic and diluted	$(0.19)	$(0.41)	$(1.46)	$(1.58)
Weighted-average common shares outstanding, basic and diluted	19,015	18,627	18,835	18,380

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$48,957	$75,708
Accounts receivable, net	7,166	6,569
Inventory	3,720	2,775
Current portion of net investments in sales-type leases	1,887	880
Current portion of prepaid commission expense	1,096	689
Prepaid expenses and other current assets	2,186	1,830
Total current assets	65,012	88,451
Property and equipment, net	730	1,107
Operating lease right-of-use assets	3,418	3,796
Net investments in sales-type leases	2,331	1,730
Prepaid commission expense	5,300	3,779
Other assets	1,866	1,305
Total Assets	$78,657	$100,168
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,749	$4,625
Accrued expenses	7,319	9,031
Deferred revenue	2,020	2,228
Current portion of operating lease liabilities	594	559
Current portion of long-term debt, net	-	11,250
Total current liabilities	13,682	27,693
Long-term debt, net	34,620	19,898
Deferred revenue	1,741	2,106
Operating lease liabilities	3,121	2,619
Total Liabilities	53,164	52,316
Commitments and contingencies	-	-
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at December 31, 2020 and 2019, respectively	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 19,114 and 18,645 shares issued and outstanding at December 31, 2020 and 2019, respectively	191	186
Additional paid-in capital	302,842	297,753
Accumulated deficit	(277,540)	(250,087)
Total Stockholders' Equity	25,493	47,852
Total Liabilities and Stockholders’ Equity	$78,657	$100,168

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Year ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(27,453)	$(29,044)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	941	1,065
Share-based compensation	4,404	3,434
Non-cash interest expense	1,192	753
Cost of rental units purchased by customers	179	223
Loss on extinguishment of debt	622	-
Changes in certain assets and liabilities:
Accounts receivable, net	(597)	(950)
Inventory	(945)	(306)
Net investment in sales-type leases	(1,609)	(2,610)
Leasehold reimbursement	836	-
Prepaid commission expense	(1,928)	(4,468)
Prepaid expenses and other assets	(641)	(565)
Accounts payable	(1,085)	299
Accrued expenses	(1,733)	1,549
Deferred revenue	(573)	138
Net Cash Used in Operating Activities	(28,390)	(30,482)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(730)	(813)
Net Cash Used in Investing Activities	(730)	(813)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	41,360	-
Repayment of long-term debt	(38,860)	-
Payments of debt issuance costs	(821)	-
Proceeds from exercises of stock options	690	2,420
Net Cash Provided by Financing Activities	2,369	2,420
Net (Decrease) Increase in Cash and Cash Equivalents	(26,751)	(28,875)
Cash and Cash Equivalents, Beginning of Period	75,708	104,583
Cash and Cash Equivalents, End of Period	$48,957	$75,708

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Net loss	$(3,657)	$(7,554)	$(27,453)	$(29,044)
Interest expense	1,011	905	4,522	3,685
Income taxes	-	-	-	-
Depreciation and amortization	200	300	941	1,065
EBITDA	$(2,446)	$(6,349)	$(21,990)	$(24,294)